Exhibit g(3)(i)

[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

Amendment Number 1 to the
Third Amended and Restated Automatic Indemnity Reinsurance Agreement

This Amendment between The Lincoln National Life Insurance Company of Fort Wayne, Indiana (the “Ceding Company”) and Lincoln National Reinsurance Company (Barbados) Limited, a Barbados Corporation (“the Reinsurer”) is effective November 20, 2023.

RECITALS

1.
The Ceding Company and the Reinsurer entered into an Automatic Indemnity Reinsurance Agreement effective July 1, 2003, as amended and restated effective January 1, 2023, and as may be subsequently amended (“the Agreement”).

2.	Article XVII, Section 8 of this Agreement permits amendments as long as they are made in writing and signed by duly authorized officers of both parties.

3.	The Ceding Company and the Reinsurer wish to make such an amendment to update rates and amend Schedule D.

AGREEMENT

NOWTHEREFORE, in consideration of these premises and the mutual covenants contained herein, the Ceding Company and the Reinsurer agree to amend the Agreement as follows:

1.	Effective November 20, 2023, the rates for the [REDACTED] shall be updated and added to Schedules C.

2.	Schedule D has been adjusted to correct a clerical error.

3.
The Ceding Company and the Reinsurer agree that Schedules C and D of the Agreement shall be replaced in their entirety with Schedules C and D attached hereto. All terms, provisions and conditions of this Agreement will continue unchanged except as specifically revised in this Amendment.

The remainder of this page has been left blank intentionally – signature page follows.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

LINCOLN NATIONAL REINSURANCE                                                            THE LINCOLN NATIONAL LIFE COMPANY (BARBADOS) LIMITED  INSURANCE COMPANY

By:   Brandy C. Ness                                                                                     By:       Laura Muse

Name:     Brandy Ness                                                                                   Name:      Laura Muse

Title:     Vice President                                                                                   Title:    Vice President

Date:      11/09/2023                                                                                       Date:11/09/2023

Initial Reinsurance Premium:
SCHEDULE C PREMIUM RATE SCHEDULE

The Initial Reinsurance Premium shall equal the Treaty Reserve applicable to each Individual Policy on the date it is first covered by this Agreement. For all business issued on or after the Agreement’s Effective Date, the Initial Premium shall be zero.

Reinsurance Premium Rates:
Effective from the Agreement’s Effective Date and the corresponding effective date of any amendment, as appropriate:
[REDACTED]

[

[REDACTED]

                [REDACTED]

SCHEDULE C (continued) PREMIUM RATE SCHEDULE

[REDACTED]

File Copy

SCHEDULE D SETTLEMENT REPORTS

Within thirty (30) days after the end of each Accounting Period, the Ceding Company will furnish the Reinsurer with a summary report that includes calculated reinsurance premiums, claims, net investment income on the modco account, and Statutory Reserves, for the business covered by this Agreement substantially similar to the following:

The Lincoln National Life Insurance Company Reinsurance Settlement Report (to be settled no less often then quarterly) for Lincoln National Reinsurance Barbados, Ltd. MM//YYYY

[REDACTED]

AWD Number K201070103